PROMISSORY NOTE

$200,000,000.00 December 19, 2006

FOR VALUE RECEIVED, Advance Pacific Holdings Limited (the "Borrower") hereby promises to pay to the order of OSCAF International Limited (the "Lender"), on the Maturity Date, as hereinafter defined, the principal sum of US Two Hundred Million Dollars (US $200,000,000.00), together with interest on the unpaid principal balance at the rate of ten (10%) percent per annum, as provided below.

1. Payment Terms. The entire principal balance and accrued interest shall be due and payable to Lender on September 15, 2007.

2. Events of Default. The entire unpaid principal amount of this Note, together with all accrued interest thereon, shall, at the option of the Lender, forthwith become due and payable, without notice or demand of any kind, all of which are hereby expressly waived, upon the occurrence of any of the following events:

(a) if there is a default in the payment of the principal of and/or interest on the Note in accordance with the terms hereof or in the due observance or performance of any of the conditions, covenants or agreements contained herein;

(b) if the Borrower shall admit in writing its inability to pay its debts generally as they become due;

(c) if the Borrower shall become insolvent, or shall be adjudicated bankrupt;

(d) if bankruptcy, insolvency, arrangement, debt adjustment, or receivership proceedings, in which the Borrower is alleged to be insolvent or unable to pay her debts as they mature, shall be instituted by or against the Borrower, and the Borrower shall consent to the same or admit in writing the material allegations of the petition filed in such proceedings; or if such proceedings shall not be dismissed within 30 days after their institution or within such additional period of time as the Borrower shall reasonably request, provided the Borrower is diligently and in good faith prosecuting such dismissal;

(e) if the Borrower shall make an assignment for the benefit of creditors;

(f) if there is a material and adverse change in the Borrower's financial position or business and affairs; or

(g) if there is a default under any of the documents creating any indebtedness of the Borrower and by reason of such default such indebtedness is

accelerated or the Borrower is required to make any payments other than those which would have been due in the absence of such default.

3. Remedies. In case any one or more of the events specified in Section 2 hereof shall have occurred and be continuing, the Lender shall have, as its exclusive remedy, the return of the stock of Gifted Time Holdings Limited which Borrower purchased from Lender pursuant to that certain Stock Purchase Agreement dated December __, 2006, and in the event that Borrower does not cooperate with Lender in having such stock (or the proceeds thereof) transferred to Lender, Lender shall be entitled to seek specific performance of Borrower's obligation to do so in a court of competent jurisdiction.

4. Payment of Costs and Expenses. The Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the Lender in order to collect the amounts due hereunder or to protect its interests hereunder.

5. Waiver of Presentment and Notice of Dishonor. The Borrower and all others who may at any time be liable hereon in any capacity, jointly and severally, waive any requirement of presentment, demand for payment, protest, notice of dishonor, notice of acceleration, notice of protest, or further notice or demand of any kind.

6. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by overnight courier, facsimile transmission or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

(a) If to the Borrower, to:

(b) If to the Lender:

All such notices and communications shall be deemed to have been given in the case of (a) facsimile transmission on the date sent, (b) personal delivery on the date of such delivery, (c) overnight courier on the day following delivery to such courier and (d) mailing on the third day after the posting thereof.

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the British Virgin Islands.

8. Binding Effect; Successor and Assigns. This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the

parties hereto, provided that the Borrower may not sell or assign or transfer any of its interest hereunder without the prior written consent of the Lender, its successors or assigns.

9. Severability. If any term, condition, or provision of this Note shall be held to be invalid, illegal or unenforceable in any respect, then in such event the remainder of this Note shall not be affected thereby and it shall remain in full force and effect except with respect to such term, condition, or provision.

10. Amendments; No Waiver. Failure of the Lender to insist upon the strict performance of any term, provision or covenant of this Note, or to exercise any option or election conferred, shall not be deemed to be a waiver or relinquishment of any future breach of any such term, covenant, condition, election or option. No provision of this Note may be waived, modified or discharged orally, by course of dealing or otherwise, without a writing signed by the party to be charged with such waiver, modification or discharge.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its agent thereunto duly authorized, as of the date first written above.

ADVANCE PACIFIC HOLDINGS LIMITED

By: ______________________
Name: Ka Wa Cheng
Title: Chief Executive Officer

AMENDMENT TO PROMISSORY NOTE

This Amendment to Promissory Note (the "Amendment") is entered into this 4th day of July 2007 by and between Advance Pacific Holdings Limited (the "Borrower") and OSCAF International Limited (the "Lender").

WHEREAS, Borrower issued to Lender that certain Promissory Note dated December 19, 2006 in the face amount of $200,000,000.00 (the "Note"), a copy of which is attached hereto; and

WHEREAS, the amounts due under Note are due and payable on September 15, 2007; and

WHEREAS, the Borrower and Lender both acknowledged that their intention was to have the maturity date of September 15, 2007 be subject to change under certain circumstances; and

WHEREAS, the Borrower and Lender now wish to put into effect their original intention by adopting this Amendment to the Note;

NOW, THEREFORE, in consideration of $1.00 paid by Borrower to Lender, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and Lender agree to amend the Note in the following respect:

Paragraph 1 of the Note, "Payment Terms," shall be stricken in its entirety, and the following shall be inserted in its place:

> 1. Payment Terms. The entire principal balance and accrued interest shall be due and payable to Lender on September 15, 2007 or, if later, on either the thirtieth day following the closing of the transaction governed by that certain stock purchase agreement between Borrower and Chardan North China Acquisition Corporation dated December 20, 2006, as amended, or upon the termination of that agreement, whichever occurs later.

In all other respects the terms of the Note shall be unchanged.

IN WITNESS WHEREOF, the parties have set their hands as of the date first stated above.

ADVANCE PACIFIC HOLDINGS LIMITED

By: ______________________
Name: Ka Wa Cheng
Its: Chief Executive Officer

OSCAF INTERNATIONAL LIMITED

By: ______________________
Name: Qiao Li
its: Chief Executive Officer